Exhibit 7

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated and effective as of December      , 2018 (the “Agreement Date”), is made by [BUYER] (the “Buyer”), on the one hand, and each of the entity signatories to this Agreement whose names are set forth on Exhibit A (collectively, the “Sellers”), on the other hand. All defined terms that are used in this Agreement that are not defined in this Agreement will have the meaning ascribed to such defined terms in the Certificate of Designation (as defined below).

WITNESSETH:

WHEREAS, prior to the transactions contemplated by this Agreement (the “Transactions”), the Sellers collectively hold        shares of Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”) of HC2 Holdings, Inc., a Delaware corporation (the “Company”);

WHEREAS, the shares of Series A Preferred Stock were purchased from the Company by the Sellers, or the Sellers’ predecessors-in-interest, pursuant to that certain Securities Purchase Agreement, dated May 29, 2014 (the “Original Agreement”);

WHEREAS, the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock are set forth in that certain Certificate of Designation of the Series A Convertible Participating Preferred Stock of the Company filed with the Delaware Secretary of State on May 29, 2014, as amended and restated in its entirety by that certain Certificate of Amendment to the Certificate of Designation of Series A Convertible Participating Preferred Stock of the Company filed with the Delaware Secretary of State on January 5, 2015, and as further amended by that certain Certificate of Correction of the Certificate of Amendment to the Certificate of Designation of Series A Convertible Participating Preferred Stock of the Company filed with the Delaware Secretary of State on August 5, 2015 (collectively, the “Certificate of Designation”);

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, 3,062.5 shares of Series A Preferred Stock the Sellers currently hold, upon the terms and conditions as set forth in this Agreement;

WHEREAS, pursuant to a Voting and Restriction Agreement (as defined in Section 2.3) to be entered into on the Agreement Date by the Company, the Buyer and the Sellers, the Buyer is granting an irrevocable proxy of the voting rights with respect to the 3,062.5 shares of Series A Preferred Stock to be sold by the Sellers to the Buyer pursuant to this Agreement;

WHEREAS, pursuant to the Voting and Restriction Agreement, among other things, any subsequent holders of the 3,062.5 Preferred Shares to be transferred by the Sellers to the Buyer pursuant to this Agreement must agree to be bound by the terms of the Voting and Restriction Agreement prior to the transfer of one or more of the 3,062.5 Preferred Shares to any subsequent holders to the extent required by the Voting and Restriction Agreement, in each case, other than in connection with a Permitted Transfer (as defined in the Voting and Restriction Agreement); and

WHEREAS, the parties believe it to be in their respective best interests to consummate the Transactions on the terms, and subject to the conditions, as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                  Purchase and Sale.

1.1.            Subject to the terms and conditions of this Agreement and except for the Retained Rights (as defined in Section 2.3(a)), the Sellers hereby sell, assign, transfer, and convey to the Buyer all, except for the Retained Rights, of the Sellers’ right, title, and interest, in and to 3,062.5 shares of Series A Preferred Stock held by the Sellers, as indicated on Exhibit A, free and clear of all Encumbrances, and the Buyer hereby purchases, acquires, and accepts from the Sellers such 3,062.5 shares of Series A Preferred Stock.

1.2.            Subject to the terms and conditions of this Agreement, in exchange for, among other things, the transfers as set forth in Section 1.1, the Buyer will pay to the Sellers $1,419.03 for each share of Series A Preferred Stock transferred to the Buyer from the Sellers pursuant to this Agreement.

1.3.            For the purposes of this Agreement, the “Purchase Price” will be product of the per share price of Series A Preferred Stock as set forth in Section 1.2 multiplied by the number of shares of Series A Preferred Stock transferred. The aggregate Purchase Price to be paid to each Seller is set forth on Exhibit A (the “Aggregate Purchase Price”).

1.4.            For the purposes of this Agreement, “Encumbrance” means, any:

(a)                mortgage, pledge, lien, security interest, charge, hypothecation, security agreement, security arrangement, encumbrance, or other similar adverse claim against title;

(b)               purchase, option, call or put agreement or arrangement; or

(c)                agreement or arrangement to create or effect any of the foregoing;

provided, however, the term “Encumbrance” will not include the restrictions and other provisions as set forth in the Original Agreement, the Certificate of Designation, the Voting and Restriction Agreement (including the Retained Rights), the Company’s other governance documents, including its Certificate of Incorporation, or restrictions on transfer under applicable securities laws.

Section 2.                  Agreement Date Deliveries; Post Agreement Date Obligations.

2.1.            On the Agreement Date, the parties will sign and deliver this Agreement.

2.2.            On or prior to the Agreement Date, the Buyer will deliver to each Seller, the Aggregate Purchase Price as set forth for each Seller on Exhibit A by wire transfer in immediately available funds to the bank accounts designated by each Seller on Exhibit A.

2.3.            On the Agreement Date, the Buyer will deliver to the Sellers a signed version of the Voting and Restriction Agreement (the “Voting and Restriction Agreement”) annexed to this Agreement as Exhibit B duly signed by each of the Buyer and the Company. The Voting and Restriction Agreement will set forth, among other things:

(a)                certain rights, including voting rights, that the Sellers are retaining (the “Retained Rights”) with respect to the 3,062.5 Preferred Shares that are transferred from the Sellers to the Buyer pursuant to this Agreement; and

(b)               a restriction on the subsequent transfer of the 3,062.5 Preferred Shares by the Buyer (and any subsequent holder(s)) (other than in respect of a Permitted Transfer) unless such subsequent holder(s) agree to be bound by the terms of the Voting and Restriction Agreement to the extent required by the Voting and Restriction Agreement.

2.4.            On the Agreement Date, the Sellers will deliver to the Buyer and the Company the Voting and Restriction Agreement signed by the Sellers.

2.5.            On the Agreement Date, and thereafter, each party will use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, to sign such further instruments, and to assist and cooperate with the other parties to this Agreement in doing, all things reasonably necessary, proper, or advisable under applicable laws or otherwise to consummate and make effective the Transactions.

Section 3.                  Sellers’ Representations. Each Seller, severally and not jointly, hereby represents and warrants to the Buyer as of the Agreement Date as follows:

3.1.            Each Seller has the necessary power and authority to sign and deliver this Agreement and to enter into the Transactions, and to perform its obligations under this Agreement.

3.2.            This Agreement has been duly and validly signed and delivered by each Seller and, assuming due authorization, signing, and delivery by the Buyer, constitutes a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity, or otherwise.

3.3.            The signing, delivery, and performance of this Agreement by each Seller, and the consummation by each Seller of the Transactions, will not, with or without the giving of notice, the termination of any grace period or both:

(a)                violate any law applicable to any Seller;

(b)               result in a breach by any Seller of, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions, or provisions of any Seller’s governance documents, any contract or other instrument or obligation to which any Seller is a party, or by which any Seller or any of its properties or assets may be bound, that, individually or in the aggregate, would reasonably be expected to prevent, materially impair or materially delay the ability of the Seller to perform its obligations under this Agreement on a timely basis; or

(c)                result in the creation of any Encumbrances upon any Seller’s properties or assets that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or materially delay the ability of any Seller to perform its obligations under this Agreement on a timely basis.

3.4.            Each Seller is duly established and validly existing and in good standing under the laws of its jurisdiction of establishment.

3.5.            Each Seller has the power and authority to sell, transfer, assign, and deliver the 3,062.5 Preferred Shares owned by such Seller, and such delivery will convey to the Buyer such Preferred Shares free and clear of any and all Encumbrances.

3.6.            There is no proceeding pending or, to the knowledge of any Seller, threatened against such Seller that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or materially delay the ability of the Seller to perform its obligations under this Agreement on a timely basis.

3.7.            No agent, broker, financial advisor, or other intermediary acting on behalf of any Seller is, or will be, entitled to, any broker’s commission, finder’s fees, or similar payment from any of the parties, or from any affiliate of any of the parties, in connection with the Transactions.

Section 4.                  Buyer’s Representations. The Buyer hereby represents and warrants to the Sellers as of the Agreement Date as follows:

4.1.            The Buyer has the necessary power and authority to sign and deliver this Agreement and to enter into the Transactions, and to perform its obligations under this Agreement.

4.2.            This Agreement has been duly and validly signed and delivered by the Buyer and, assuming due authorization, signing and delivery by each Seller, constitutes a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise.

4.3.            The signing, delivery, and performance of this Agreement, and the consummation by the Buyer of the Transactions, will not, with or without the giving of notice, the termination of any grace period or both:

(a)                violate any law applicable to the Buyer;

(b)               result in a breach by the Buyer of, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions, or provisions of the Buyer’s governance documents, any contract or other instrument or obligation to which the Buyer is a party, or by which the Buyer or any of its properties or assets may be bound, that, individually or in the aggregate, would reasonably be expected to prevent, materially impair or materially delay the ability of the Buyer to perform its obligations under this Agreement on a timely basis; or

(c)                result in the creation of any Encumbrances upon the Buyer’s properties or assets that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or materially delay the ability of the Buyer to perform its obligations under this Agreement on a timely basis.

4.4.            The Buyer is duly established and validly existing and in good standing under the laws of its jurisdiction of establishment.

4.5.            There is no proceeding pending or, to the knowledge of the Buyer, threatened against the Buyer that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the ability of the Buyer to perform its obligations under this Agreement on a timely basis.

4.6.            No agent, broker, financial advisor, or other intermediary acting on behalf of the Buyer is, or will be, entitled to, any broker’s commission, finder’s fees, or similar payment from any of the parties, or from any affiliate of any of the parties, in connection with the Transactions.

Section 5.                  Expenses. Each party will bear its own fees and expenses incurred in connection with the preparation, negotiation, consummation, and performance of this Agreement and the Transactions.

Section 6.                  Notice.

6.1.            Unless specified otherwise in this Agreement, each party will deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other party at its address set out below (or to any other address that the receiving party may designate on one or more occasions in accordance with this Section 6).

6.2.            Each party will deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), certified or registered mail (in each case, return receipt requested, postage prepaid), or by facsimile or e-mail transmission.

6.3.            Except as otherwise provided in this Agreement, if the party giving the Notice has complied with the requirements of this Section 6, a Notice shall be deemed to have been duly given and received:

(a)                upon receipt by the receiving party, if delivered personally;

(b)               two (2) business days after deposit in the mail, if sent by registered or certified mail;

(c)                on the next business day after deposit with an overnight courier, if sent by overnight courier;

(d)               upon transmission and confirmation of receipt, if sent by facsimile or email transmission prior to 6:00 p.m., local time, in the place of receipt; or

(e)                on the next business day following transmission and confirmation of receipt, if sent by facsimile or email transmission after 6:00 p.m., local time, in the place of receipt.

If to the Buyer:	[BUYER] (with a copy to, which will not be deemed notice)
If to the Sellers:

Benefit Street Partners L.L.C.

9 West 57th Street

New York, New York 10019

Attention: Mr. King Jang, Managing Director

(with a copy to, which will not be deemed notice)

Lowenstein Sandler LLP

1251 Avenue of the Americas, 17th Floor

New York, New York 10020

Attention: Robert G. Minion, Esq. and

                 Richard Bernstein, Esq.

Section 7.                  Miscellaneous.

7.1.            This Agreement may not be amended, altered, or modified except by written instrument signed by the Buyer and each Seller.

7.2.            The failure by any party to this Agreement to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part of this Agreement or the right of such party thereafter to enforce each and every such provision.

7.3.            No waiver of any breach of, or noncompliance with this Agreement will be held to be a waiver of any other or subsequent breach or noncompliance. The observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision because of such waiver.

7.4.            This Agreement, the annexed Exhibits, and the Voting and Restriction Agreement constitute the entire understanding and agreement of the parties relating to the subject matter of this Agreement and supersede all prior understandings or agreements, whether oral or written, by and among the parties with respect to such subject matter.

7.5.            If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by any court of competent jurisdiction under applicable law in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions may be consummated as originally contemplated to the greatest extent possible.

7.6.            This Agreement will inure to the benefit of, and be binding upon, the parties to this Agreement and their respective successors and permitted assigns.

7.7.            This Agreement may not be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement. Any assignment or attempted assignment in contravention of this Section 7.7 will be void ab initio and will not relieve the assigning party of any obligation under this Agreement.

7.8.            This Agreement may be signed by facsimile or .pdf format scanned signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts will be construed together, be deemed an original, and will constitute the same instrument.

7.9.            This Agreement will not confer any rights or remedies upon any person or entity other than the parties to this Agreement and their respective successors and permitted assigns.

7.10.    This Agreement and all actions and proceedings (whether in contract, tort, at law or in equity or otherwise) that may be based upon, arise out of, relate to or in connection with this Agreement or the negotiation, signing, performance or enforcement of this Agreement, will in all respects be governed by, and interpreted and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within New York State, including all matters of construction, validity, and performance.

7.11.        Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any action or proceeding arising out of this Agreement or any transaction contemplated by this Agreement. Each party to this Agreement irrevocably waives any objection which it may have to the laying of venue of the aforesaid actions or proceedings arising out of or in connection with this Agreement in the courts referred to in this Section 7.11 and further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Each party to this Agreement agrees that service of process upon such party in any action shall be effective if notice is given in accordance with Section 6.

7.12.        EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, OR PROCEEDING BASED UPON, ARISING OUT OF, RELATING TO OR IN CONNECTION WITH, THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR OTHERWISE IN CONNECTION WITH THE ENFORCEMENT OF ANY RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT.

7.13.        The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his, her or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

7.14.        The language used in this Agreement will be deemed the language chosen by the parties to express their collective intent; no rule of strict construction will be applied against any party.

7.15.        Interpretation.

(a)                The headings contained in this Agreement are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(b)               Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation” (whether or not such words or similar words are used).

(c)                The meanings given to terms defined in this Agreement will be equally applicable to both the singular and plural forms of such terms.

(d)               Unless otherwise indicated to the contrary in this Agreement by the context or use in this Agreement, the words, “in this Agreement,” “hereto,” “of this Agreement” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph of this Agreement.

(e)                Words importing the masculine gender will also include the feminine and neutral genders, and vice versa

(f)                 The words “will” and “shall” have the same meaning and effect.

(g)                The word “or” is not exclusive and is deemed to have the meaning “and/or.”

(h)                The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise.

(i)                  Unless the context otherwise requires, any reference in this Agreement to any person or entity will be construed to include such person’s or entities’ successors, permitted assigns, as a debtor, as a debtor-in-possession, and any receiver or trustee for such person or entity.

(j)                 The exhibits and schedules referred to in this Agreement will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement.

(k)               Unless the context otherwise requires, references in this Agreement to:

(i)                  Sections and Exhibits mean the Sections of, and Exhibits annexed to, this Agreement;

(ii)                an agreement, instrument, or other document means such agreement, instrument or other document as amended, amended and restated, supplemented and modified on one or more occasions to the extent permitted by the provisions thereof; and

(iii)               a statute, law, or regulation means such statute, law, or regulation as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any statute, law, or regulation means that provision of such statute, law, or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision.

[signatures follow on the next page]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be signed as of the Agreement Date.

[BUYER]

By:________________________________

Name:

Title:

PROVIDENCE DEBT FUND III L.P.

By: Providence Debt Fund III GP L.P.,

its general partner

By: Providence Debt Fund III Ultimate GP Ltd.,

its general partner

By:______________________________________

Name:

Title:

PROVIDENCE DEBT FUND III MASTER (NON-US) L.P.

By: Providence Debt Fund III GP L.P.,

its general partner

By: Providence Debt Fund III Ultimate GP Ltd.,

its general partner

By:______________________________________

Name:

Title:

[Signature Page Securities Purchase Agreement]

BENEFIT STREET PARTNERS SMA LM L.P.

By: Benefit Street Partners SMA LM GP L.P.,

its general partner

By: Benefit Street Partners SMA LM Ultimate GP LLC,

its general partner

By:______________________________________

Name:

Title:

LANDMARK WALL SMA L.P.

By: Benefit Street Partners SMA-LK GP L.P.,

its general partner

By: Benefit Street Partners SMA-LK Ultimate GP LLC,

its general partner

By:______________________________________

Name:

Title:

[Signature Page Securities Purchase Agreement]

EXHIBIT A

SELLERS

Name	Preferred Shares To Be Sold Pursuant to this Agreement	Aggregate Purchase Price	Wiring Instructions
Providence Debt Fund III L.P.	1,374.82	$1,950,910.82	[ ]
Providence Debt Fund III Master (Non-US) L.P.	732.18	$1,038,985.39	[ ]
Benefit Street Partners SMA LM LP	235.81	$334,621.46	[ ]
Landmark Wall SMA L.P.	719.69	$1,021,261.70	[ ]
Totals	3,062.50	$4,345,779.37

EXHIBIT B

VOTING AND RESTRICTION AGREEMENT